NEWS RELEASE


For More Information:                                     FOR IMMEDIATE RELEASE
Wilfred M. Krenek                                         July 10, 1996


                          BETTIS CORPORATION COMPLETES
                       ACQUISITION OF SHAFER VALVE COMPANY



     Waller,  TX....Bettis  Corporation  (Nasdaq/NM-BETT) today announced it has completed its previously-announced acquisition of Shafer Valve Company for approximately $13.2 million. Shafer had 1995 revenues totalling $16.5 million. Shafer, with headquarters in Mansfield, Ohio, is a leading manufacturer of valve actuators and control systems used principally in the energy industry.

     The Shafer transaction finalizes the third acquisition for Bettis within the past 45 days. The Company previously announced it had acquired Prime Actuator Control Systems and Dantorque A/S.

     According to Bettis President, W. T. Bratton; "The acquisition of Shafer strengthens our global presence in many key areas, especially the growing gas pipeline market. This acquisition, along with that of Prime and Dantorque, will enhance our position as the world's premier independent valve actuator manufacturer."

     Bettis Corporation manufactures valve actuators and control systems used worldwide for the automation of valves in numerous energy and industrial markets. The headquarters of Bettis are in Waller, Texas. Bettis now operates manufacturing facilities in Cincinnati and Mansfield, Ohio; Fareham, England; Edmonton, Canada; Villemomble, France; Glenrothes, Scotland and Esbjerg, Denmark.

     Bettis Corporation common stock is listed on the NASDAQ National Market under the symbol BETT.

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